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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of Excelsior Funds of our report dated October 28, 1997, relating to the financial statements and financial highlights of Excelsior Institutional Money Fund appearing in the August 31, 1997 Annual Report of Excelsior Institutional Money Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
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Price Waterhouse LLP
Boston, Massachusetts
December 23, 1997